UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 25, 2014

American Apparel, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On March 25, 2014, American Apparel, Inc. (the “Company”) and certain of its domestic subsidiaries entered into an amendment to the credit agreement governing its credit facility with Capital One Business Credit Corp. (f/k/a Capital One Leverage Finance Corp.) which, effective upon our receipt of at least $25.0 million of net proceeds from a financing prior to April 15, 2014, among other things: waives the obligation to maintain the minimum fixed charge coverage and maximum leverage ratios for the three-month periods ended December 31, 2013 and March 31, 2014; resets for future periods the fixed charge coverage ratio, the maximum leverage ratio and the maximum capital expenditures allowed; adds a minimum EBITDA covenant; increases the interest rate payable under the credit agreement by 0.5% per annum; and increases the fees payable upon early termination.

The foregoing description of the amendment to the credit agreement does not purport to be complete and is qualified in its entirety by reference to a complete copy of the amendment filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                         Exhibits:

Exhibit
Number	Description

10.1

Amendment No. 5 to Credit Agreement and Limited Waiver, dated as of March 25, 2014, by and among the Company, the Borrowers, Fresh Air Freight, Inc., Capital One Business Credit Corp. (f/k/a Capital One Leverage Finance Corp.), as Administrative Agent, and the Lenders party thereto.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: March 25, 2014	By:	/s/ John Luttrell
		Name:	John Luttrell
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment No. 5 to Credit Agreement and Limited Waiver, dated as of March 25, 2014, by and among the Company, the Borrowers, Fresh Air Freight, Inc., Capital One Business Credit Corp. (f/k/a Capital One Leverage Finance Corp.), as Administrative Agent, and the Lenders party thereto.